FOR IMMEDIATE RELEASE

     Balchem Corporation Announces Stock Split and Increase in Cash Dividend

New Hampton, New York. December 16, 2004: Ba1chem Corporation (Amex:BCP) today announced that its Board of Directors has voted to approve a 3-for-2 stock split, to be effected in the form of a stock dividend, and also a cash dividend of $0.09 per share. For purposes of the cash dividend, the number of outstanding shares of Common Stock to which it will apply will give effect to the stock dividend. Both dividends will be payable on January 20, 2005 to stockholders of record as of December 30, 2004.

Pursuant to the stock dividend, a stockholder will receive for each two shares of Balchem Common Stock held of record on December 30, 2004, one additional share of Common Stock. Stockholders will also receive $0.09 per share of Common Stock on a post stock split basis. Stockholders entitled to fractional shares resulting from the stock dividend will receive cash in lieu of such fractional shares based upon the closing price of Balchem's Common Stock on the record date. The stock split to be effected by means of the stock dividend will increase the number of Common Shares outstanding from approximately 5,079,010 to 7,619,010 shares.

Dino A. Rossi, President and CEO of Balchem, stated: "This Board action recognizes the company's strong financial performance and reflects the Board's continued confidence in the company's prospects, stemming from our core business as well as new initiatives underway. The cash dividend effectively represents a 69% increase over last year's dividend, when adjusted for the 3-for-2 stock split. We also expect that the resulting increase in our outstanding shares should improve trading liquidity and provide opportunities for broader ownership of our stock, and believe that these actions are in the best interests of Balchem and our stockholders."

Brokers should instruct Balchem's transfer agent by January 12, 2005 as to their requirements for full shares or cash with respect to stock registered in their names as nominees.
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About Balchem:
Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in health care and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients, our unencapsulated feed supplements segment, manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements:
This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2003. Forward-looking





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statements are qualified in their entirety by the above cautionary statement.
Balchem assumes no duty to update any outlook or other forward-looking statements as of any future date.

Contact: Frank Fitzpatrick
         Telephone:  845-326-5619
         e-mail:ffitzpatrick@balchemcorp.com